Exhibit 10.2
AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT
     THIS AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT (the “Amendment”) is made as of October 5, 2007, by and between Chartwell International, Inc., a Nevada corporation (the “Seller”), and G&A Holdings, LLC, a New Jersey limited liability company (the “Buyer”), under that certain Stock Purchase Agreement by and between Buyer and Seller dated as of October 3, 2007 (the “Agreement”). Capitalized terms not specifically described herein shall have the meaning ascribed to them in the Agreement.
RECITALS
     WHEREAS, Seller and Buyer desire to amend the Agreement to add a condition to closing and revise certain post-closing covenants in the Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the promises and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:
TERMS AND CONDITIONS
1. Non-Competition. Section 5.1 of the Agreement is hereby amended and restated in its entirety to read as follows:
“5.1 Non-Competition. Seller agrees not to own or operate a construction and demolition debris transfer station in Hudson, Bergen, Passaic, Morris or Essex counties for a period of twenty four (24) months after the Closing Date.”
2. Repairs. Section 1.3.2.9 shall be added to the Agreement as an additional closing condition as follows:
“1.3.2.9 Repairs. Buyer will make repairs to portions of the floor and pavement in one of the Structures in accordance with Buyer’s quote provided to Seller dated October 5, 2007. Seller agrees to pay for such repairs by cash or as a set-off against the remaining Escrow Amount set forth in Section 1.2.3. Buyer anticipates pouring concrete no later than October 9, 2007. Both parties agree to allow four (4) days for the concrete to set prior to the Closing Date; provided, however, if this repair is not fully completed by October 14, 2007, both parties hereby effectively waive this condition to Closing and agree to complete the purchase and sale of the Shares as contemplated under Section 1.2.4. Buyer agrees to provide Seller a Certificate of Insurance prior to commencement of repairs. In the event that Buyer does not begin repairs as set forth herein, Seller shall have the right to undertake the repairs on its own, and upon completion of such repairs, and satisfaction of all other conditions set forth in this Agreement, the Closing shall occur.
3. Effectiveness; Continuity of Terms. This Amendment shall be effective when executed by the Seller and Buyer. All other terms and provisions of the Agreement shall remain in full force and effect.
4. Governing Law. This Amendment shall be governed, construed and enforced in accordance with the laws of the State of New Jersey, without regard to the principles of conflicts of laws.
5. Counterparts. This Amendment may be signed in counterparts, each of which when taken together shall constitute one fully executed document.

SIGNATURES
IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.
SELLER:

CHARTWELL INTERNATIONAL, INC.

By:

Paul Biberkraut, Chief Financial Officer
BUYER:

G&A HOLDINGS, LLC

By:

Arthur Fletcher, Jr., President